Exhibit 99.3

CONSENT OF UNITED SAMPLE, INC.

Reference is made to the report entitled “Summary Report” dated January 18, 2012, which United Sample, Inc. has prepared for LegalZoom.com, Inc. (the “Report”).

We hereby consent to the inclusion of references to our name and references to, and information derived from, the Report, in the Registration Statement on Form S-1 of LegalZoom.com, Inc. (the “Registration Statement”), which is being filed with the United States Securities and Exchange Commission (the “SEC”), and any subsequent amendments  to the Registration Statement filed with the SEC.

In addition, we hereby consent to LegalZoom.com, Inc. providing the Report to its affiliates, and its and their respective directors, officers, employees, and agents (including attorneys, financial advisors and accountants).

Dated this 1st day of June, 2012.

United Sample, Inc.

By:	/s/ Gregg Lavin
Name:	Gregg Lavin
Title:	President & Co Founder